EXHIBIT 99.2
CPM HOLDINGS, INC.
OFFER TO EXCHANGE
10 5/8% Senior Secured Notes due 2014
which have been registered under the Securities Act of 1933, as amended, for All Issued and Outstanding Unregistered
10 5/8% Senior Secured Notes due 2014, issued on August 18, 2009.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON                     , 2011, UNLESS THE EXCHANGE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE.
[•], 2011
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
     CPM Holdings, Inc. (the “Company”) is offering, upon the terms and subject to the conditions set forth in the prospectus dated                      , 2011 (the “Prospectus”) and the accompanying Letter of Transmittal enclosed herewith (which together constitute the “Exchange Offer”) to exchange an aggregate principal amount of up to $200,000,000 of the Company’s 10 5/8% Senior Secured Notes due 2014 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Company’s issued and outstanding unregistered 10 5/8% Senior Secured Notes due 2014 issued on August 18, 2009 (the “Old Notes”). As set forth in the Prospectus, the terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Old Notes under certain circumstances relating to the Registration Rights Agreement, dated August 18, 2009, among the Company and the initial purchasers of the Old Notes (the “Registration Rights Agreement”).
THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.
     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:
     1. The Prospectus, dated                      , 2011;
     2. The Letter of Transmittal for your use (unless Old Notes are tendered by an Agent’s Message) and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Old Notes);
     3. A form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;
     4. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and
     5. A return envelope addressed to Wilmington Trust FSB (the “Exchange Agent”).
YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                      , 2011, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.
     In all cases, exchange of Old Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Old Notes, or confirmation of book entry transfer of such Old Notes, as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent’s Message and (c) any other required documents.
     The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.
     The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchange of notes pursuant to the Exchange Offer. The Company will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the transfer of notes to them except as otherwise provided in Instruction 13 of the Letter of Transmittal.
     Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to Wilmington Trust FSB by telephone at (302) 636-6470 or by facsimile (for eligible institutions only) (302) 636-4139, Attn: Janet Fraatz.
Very truly yours,
CPM Holdings, Inc.
     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT, OF THE COMPANY OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF THE COMPANY IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.